PRESS RELEASE
                         LOUISIANA CASINO CRUISES, INC.

PROPOSED "CASINO ROUGE" BUYOUT CANCELLD

BATON ROUGE, Louisiana--The three original shareholders (Tom L. Meehan, Jerry L. Bayles and Dan S. Meadows) of Louisiana Casino Cruises, Inc. (LCCI) and Carnival Hotels and Casinos (CHC) have mutually terminated the previously announced stock purchase agreement whereby CHC was to purchase all of the common and preferred stock held by the three original shareholders. The parties were unable to reach a definitive understanding on the various terms and conditions of the proposed agreement. The original shareholders presently own 40% of the common stock of LCCI with CHC owning 60% of the common stock. The partners continue to work together to keep Casino Rouge the #1 casino in Baton Rouge.

LCCI is a Louisiana corporation which owns the "Casino Rouge" riverboat in Baton Rouge.